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                                                                    EXHIBIT 99.1

                            [VERITAS DGC INC. LOGO]



        VERITAS DGC INC. ANNOUNCES SALE OF 9 3/4% SENIOR NOTES DUE 2003

                                                          NYSE & TSE SYMBOL: VTS

HOUSTON, TX (OCTOBER 28, 1998) - Veritas DGC Inc. announced today that it has sold $60 million principal amount of 9 3/4% Senior Notes due 2003, Series B (the "Notes") in a private placement to qualified institutional buyers at a purchase price of 100% of the principal amount of the Notes. The sale of the Notes was not registered under the Securities Act of 1933 and, therefore, may not be offered or sold in the United States absent registration or an applicable exemption from registration. The $58.2 million of net proceeds from the transaction are to be used for general corporate purposes.

Veritas DGC Inc. is a leading provider of land, transition zone and marine-based seismic data acquisition, seismic data processing, and multi-client data sales to the petroleum industry.

For additional information, please contact:

Stephanie Schlimper, Investor Relations                           (713) 512-8821
Tony Tripodo, Executive Vice President, Chief Financial Officer and Treasurer Rene M.J. VandenBrand, Vice President, Business Developer



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